Exhibit 7

CERTIFICATE OF DESIGNATIONS

OF

MANDATORILY CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES A-1

OF

Genesee & Wyoming Inc.

Pursuant to Section 151 of the

General Corporation Law

of the State of Delaware

Genesee & Wyoming Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:

FIRST: The Restated Certificate of Incorporation of the Company authorizes the issuance of 3,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting and the designation of each series of Preferred Stock, the powers (including voting power if any) of the shares of such series, and the preferences and other rights, and the qualifications, limitations or restrictions thereof.

SECOND: The Board of Directors, in accordance with the provisions of the Restated Certificate of Incorporation, the By-laws of the Company and applicable law, adopted the following resolution on September 27, 2012, providing for the issuance of a series of 350,000 shares of Preferred Stock of the Company designated as “Mandatorily Convertible Perpetual Preferred Stock, Series A-1”.

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation, the By-laws of the Company and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Company be and hereby is created, and that the number of shares of such series, and the voting and other powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Mandatorily Convertible Perpetual Preferred Stock, Series A-1” (the “Series A-1 Preferred Stock”). The number of shares constituting such series shall be 350,000; provided that the Company may decrease such number from time to time, but not below a number equal to the sum of the number of shares of Series A-1 Preferred Stock then outstanding.

Section 2. Ranking. (a) The Series A-1 Preferred Stock will rank, with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution, (i) on a parity with each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company and (ii) senior to the Class A Common Stock and Class B Common Stock and each other class or series of capital stock the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A-1 Preferred Stock as to rights on liquidation, winding-up and dissolution of the Company.

(b) Each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company are herein referred to as “Parity Securities.”

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

“Certificate of Designations” means this Certificate of Designations of Genesee & Wyoming Inc., dated September 28, 2012, as it may be amended from time to time in accordance herewith.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, including this Certificate of Designations and any other certificate of designations incorporated therein under the Delaware General Corporation Law, each as amended from time to time in accordance therewith.

“Change of Control” means (i) any purchase or acquisition (whether by way of tender or exchange offer, merger, share exchange, consolidation, business combination, recapitalization, reorganization or similar transaction) by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), that results in such Person or group beneficially owning (A) securities representing a majority of the outstanding voting power of the Company entitled to elect the Board of Directors or (B) the majority of the outstanding shares of Common Stock or (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken together as a whole.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share.

“Close of Business” means (i) with respect to the Record Date for any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the closing of the Company’s stock register on such date, for the purpose of determining the holders of capital stock entitled to receive such issuance, dividend or distribution, and (ii) in all other cases, 6:00 pm, New York City time, on the date in question.

“Closing Price” of the Class A Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) on such date of the shares of the Class A Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange. If the Class A Common Stock (or other relevant capital stock or equity interest) is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Class A Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Class A Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Class A Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Class A Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group or similar organization, or, if that bid price is not available, the market price of the Class A Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Class A Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Common Stock Outstanding” has the meaning set forth in Section 9(a).

“Company” means Genesee & Wyoming Inc., a Delaware corporation, and any successor thereto.

“Conversion Date” has the meaning set forth in Section 7.

“Conversion Price” means a dollar amount equal to $1,000 divided by the then applicable Conversion Rate.

“Conversion Rate” means 17.0978166 shares of Class A Common Stock per share of Series A-1 Preferred Stock, subject to adjustment in accordance with the provisions of this Certificate of Designation.

“Current Market Price” means, in the case of any distribution of rights, warrants or Distributed Property giving rise to an adjustment to the Conversion Price pursuant to Section 9(c) or Section 9(d), the average of the daily Closing Price per share of the Class A Common Stock or other securities, as applicable, on each of the ten consecutive Trading Days ending on and including the Trading Day preceding the Record Date for such distribution.

“Distributed Property” has the meaning set forth in Section 9(d).

“Dividend Rate” means 5.00% per annum, as adjusted in Section 10(f); provided, however, (i) with respect to any Dividend Period in which the Dividend Rate is adjusted, the applicable Dividend Rate for such Dividend Period will be calculated by determining the sum, for each day during such Dividend Period, of the product of the Dividend Rate in effect on such day (without giving effect to this proviso but giving effect to any other adjustments) multiplied by the sum of the Liquidation Preference and Unpaid Dividends per share of Series A-1 Preferred Stock on such day) and (ii) from and after the Dividend Rate Termination Date, the Dividend Rate shall (subject to clause (i)) be 0.00%.

“Dividend Rate Termination Date” shall mean the first business day after the second anniversary of the Issue Date; provided, however, that if, on the first business day after the second anniversary of the Issue Date, (i) any of the conditions set forth in the first clause (i) or (ii) of Section 7(b) is not satisfied, the Dividend Rate Termination Date shall not occur until the first business day thereafter on which all of such conditions are satisfied, or (ii) if (A) one or more Holders of Series A-1 Preferred Stock has exercised the Change of Control Sale option pursuant to Section 10(f) with respect to one more shares of Series A-1 Preferred Stock and (B) one or more of the shares with respect to which such option was exercised have not been purchased by the Company in accordance with Section 10(f), the Dividend Rate shall continue to accrue on such shares until the Change of Control Sale has been completed with respect to all such shares.

“Exchange Property” has the meaning set forth in Section 10(a).

“Holder” means the Person in whose name the shares of the Series A-1 Preferred Stock are registered, which may be treated by the Company and the Company’s transfer agent and registrar as the absolute owner of the shares of Series A-1 Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Investment Agreement” means the Investment Agreement, dated as of July 23, 2012, between the Company and Carlyle Partners V, L.P., a Delaware limited partnership, as amended.

“Issue Date” means the date upon which the shares of Series A-1 Preferred Stock are first issued.

“Liquidation Preference” means, as to the Series A-1 Preferred Stock, $1,000.00 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A-1 Preferred Stock).

“Mandatory Conversion Date” means, with respect to the shares of Series A-1 Preferred Stock of any Holder, a Business Day that is (i) designated in a Mandatory Conversion Notice and (ii) following the second anniversary of the Issue Date; provided, however, that if, prior to such time, the Company delivers a notice designating an earlier Mandatory Conversion Date with respect to some or all of the Series A-1 Preferred Stock in accordance with the terms, and subject to the conditions, of Section 7(b), then such earlier date shall be the Mandatory Conversion Date with respect to such shares of Series A-1 Preferred Stock.

“Parity Securities” has the meaning set forth in Section 2(b). For the avoidance of doubt, the term “Parity Securities” does not mean or include the Common Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” has the meaning set forth in the recitals.

“Record Date” means, with respect to any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the date fixed for the determination of the stockholders entitled to receive such issuance, dividend or distribution.

“Reorganization Event” has the meaning set forth in Section 10(a).

“Series A-1 Preferred Stock” has the meaning set forth in Section 1.

“Trading Day” means a Business Day on which the shares of Class A Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock.

“Trigger Event” has the meaning set forth in Section 9(h).

“Unpaid Dividends” means, as of any date with respect to any one or more shares of Series A-1 Preferred Stock, the amount, as of such date, of any accrued and unpaid dividends or distributions on such one or more shares (including on Liquidation Preference and Unpaid Dividends) in accordance with Section 4(b)(ii).

Section 4. Dividends. (a) From and after the Issue Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, or a duly authorized committee of the Board of Directors, out of any funds legally available therefor, cumulative dividends of the type and in the amount determined as set forth in this Section 4, and no more.

(b) Regular Dividends. Commencing on the Issue Date, dividends shall accrue and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”) or, if any such day is not a Business Day, the preceding Business Day. Dividends payable pursuant to this Section 4, if, when and as declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be, for each outstanding share of Series A-1 Preferred Stock, payable in cash as follows:

(i) Dividends at an annual rate equal to the Dividend Rate multiplied by the sum of (A) the Liquidation Preference and (B) the amount of Unpaid Dividends on such share of Series A-1 Preferred Stock, payable in cash.

(ii) Dividends payable pursuant to this Section 4(b) will be computed on the basis of a 360-day year of twelve 30-day months and, for any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 90. The period from the Issue Date to and including December 31, 2013 and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period”. Dividends payable pursuant to Section 4(b) are cumulative. Such dividends shall begin to accrue and be cumulative from the Issue Date, shall compound at the relevant rate on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on another dividend unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date, in which case dividends will accrue on such Unpaid Dividends) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date.

(iii) If the Conversion Date or Mandatory Conversion Date with respect to any share of Series A-1 Preferred Stock is prior to the Record Date for any dividend, the Holder of such shares will not be entitled to any such dividend, subject to any accrued but unpaid dividends being taken into account in Section 7. If the Conversion Date or Mandatory Conversion Date with respect to any share of Series A-1 Preferred Stock is after the Record Date for any dividend but before the corresponding Dividend Payment Date, the Holder of such share of Series A-1 Preferred Stock shall have the right to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date.

(c) Each dividend will be payable to Holders of record as they appear in the records of the Company on the applicable Record Date, which shall be on the fifteenth day of the month in which the relevant Dividend Payment Date occurs.

(d) So long as any shares of Series A-1 Preferred Stock are outstanding, the Company shall not declare or pay any dividend or distribution in violation of Section 4.8 of the Investment Agreement.

Section 5. Liquidation. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, after satisfaction of all liabilities, if any, to creditors of the Company and subject to Section 5(b) and to the rights of holders of any shares of capital stock of the Company then outstanding ranking senior to the Series A-1 Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of capital stock of the Company ranking junior to the Series A-1 Preferred Stock as to such distribution, a liquidating distribution in an amount equal to the sum of (i) the greater of (A) the Liquidation Preference per share and (B) the amount of the liquidating distributions, as determined by the Board of Directors (or the trustee or other Person or Persons administering the liquidation, dissolution or winding-up of the Company in accordance with applicable law), that would be made on the number of shares of Class A Common Stock into which such shares of Series A-1 Preferred Stock are convertible immediately before such liquidation, dissolution or winding-up of the Company, and (ii) an amount equal to all dividends or other distributions, if any, that have been accrued or declared but not paid on the shares of Series A-1 Preferred Stock prior to the date of payment of such distribution (including any accumulation in respect of dividends that have not been declared prior to such payment date). After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Company.

(b) In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A-1 Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other assets will not constitute its liquidation, dissolution or winding up, but instead shall be subject to Section 10.

Section 6. Maturity. The Series A-1 Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Conversion. (a) Optional Conversion. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the Holder thereof, at any time, and from time to time, into (i) the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock equal to (A) the quotient of (1) the Liquidation Preference divided by (2) 1,000 multiplied by (B) the Conversion Rate in effect at the time of conversion (subject to aggregation and the payment of cash in lieu of fractional shares as provided in Section 12 of this Certificate of Designations) and (ii) the right to receive (concurrently with the issuance of the shares of Class A Common Stock under clause (i)) an amount in cash equal to the accrued but unpaid dividends and distributions on such share of Series A-1 Preferred Stock; provided, however, that, if funds are not legally available for payment of such amount (or the Company otherwise fails to pay such amount) on the Conversion Date, additional amounts will continue to accrue at the Dividend Rate on such amount (compounding at each Dividend Payment Date) until the Company pays such amount (plus such additional accrued amounts) to the Holder in full. In order to convert shares of Series A-1 Preferred Stock into shares of Class A Common Stock pursuant to this Section 7(a), the Holder must surrender the certificates representing such shares of Series A-1 Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company), accompanied by transfer instruments reasonably satisfactory to the Company, at the principal office of the Company (or such other place mutually acceptable to the Holder and the Company), together with written notice that such Holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 7(a), the date of receipt of such certificates, together with such notice, by the Company or (in accordance with the immediately preceding sentence) its authorized agent will be the date of conversion (the “Conversion Date”). In the event that a Holder transfers shares of Series A-1 Preferred Stock, other than in connection with a transfer permitted by and in accordance with the Investment Agreement, such shares so transferred shall be automatically converted into shares of Class A Common Stock at the Conversion Rate in effect immediately prior to such transfer (in which case the date of such transfer shall be deemed to be the Conversion Date).

(b) Mandatory Conversion. If the Company delivers to a Holder written notice (a “Mandatory Conversion Notice”) electing to exercise the Company’s rights under this Section 7(b) and specifying (A) the applicable Mandatory Conversion Date (which shall be no earlier than the date such Mandatory Conversion Notice is delivered to such Holder), (B) that the conversion will occur on such Mandatory Conversion Date and (C) with respect to such Holder, the number of shares of Class A Common Stock (and the amount of cash) into which such Holder’s shares of Series A-1 Preferred Stock will convert, then effective as of such Mandatory Conversion Date, all such Holder’s shares of Series A-1 Preferred Stock shall automatically convert into shares of Class A Common Stock as set forth below, subject to satisfaction of the following conditions: (i) the Company shall have declared and paid all accrued but unpaid dividends on all then outstanding shares of Series A-1 Preferred Stock up to and including the Mandatory Conversion Date; and (ii) all shares of Class A Common Stock that either (x) are issuable upon conversion of Series A-1 Preferred Stock or (y) were issued to Holders or one or more of their respective Affiliates on the Issue Date (or in respect of such shares of Class A Common Stock) shall have been registered by the Company for resale by the holders thereof pursuant to a then-effective registration statement that is (I) an automatic shelf registration statement (as defined in Rule 405 (or any successor provision) of the Securities Act of 1933, as amended (the “Securities Act”)) or (II) if the Company is not then eligible to use an automatic shelf registration statement, on Form S-3 under Rule 415 under the Securities Act or any similar or successor short-form registration (“Short-Form Registration”); provided, however, that if the Company is not then eligible to use a Short-Form Registration, the Company may satisfy the condition in clause (ii) through a registration statement on Form S-1 or any similar or successor long-form registration that is then effective and available for the immediate offer, sale and distribution by the Holders and their Affiliates of all the shares of Class A Common Stock described in clause (ii). Notwithstanding the foregoing, if, prior to the second anniversary of the Issue Date, the Closing Price of the Class A Common Stock exceeds 130% of the Conversion Price for 30 consecutive Trading Days, then, if (x) the conditions set forth in clauses (i) and (ii) of the immediately preceding sentence are satisfied and (y) the average weekly reported volume of trading in the Class A Common Stock on all national securities exchanges during the four most recently completed calendar weeks completed prior to the applicable Mandatory Conversion Date exceeds 1.5% of the then-issued and outstanding shares of Class A Common Stock, as of the Business Day immediately following the final Trading Day of such 30 consecutive Trading Day period, the Company shall have the right, at its option, at any time or from time to time, to cause some or all of the Series A-1 Preferred Stock to be converted into shares of Class A Common Stock as set forth below by delivering a written notice to each holder of outstanding shares of Series A-1 Preferred Stock describing (i) the applicable Mandatory Conversion Date, (ii) the conversion that occurred (or will occur) on such Mandatory Conversion Date, and (iii) with respect to such holder, the number of shares of Class A Common Stock (and cash in lieu of fractional shares) into which such holder’s shares of Series A-1 Preferred Stock converted (or will convert); provided, however, that (1) the Mandatory Conversion Date described in such notice may not be earlier than the fifth business day prior to delivery of such notice, and (2) the conditions set forth in clauses (x) and (y) of this sentence must remain satisfied as of such Mandatory Conversion Date. If the Company elects to cause less than all the shares of the Series A-1 Preferred Stock to be converted, the Company shall select the Series A-1 Preferred Stock to be converted from each Holder on a pro rata basis. If the Company selects a portion of a Holder’s Series A-1 Preferred Stock for partial conversion at the option of the Company and such Holder converts a portion of its shares of Series A-1 Preferred Stock, both converted portions will be deemed to be from the portion selected for conversion at the option of the Company under this Section 7. Each share of Series A-1 Preferred Stock converted pursuant to this Section 7(b) shall be converted into the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock equal to (A) the quotient of (1) the Liquidation Preference divided by (2) 1,000 multiplied by (B) the Conversion Rate in effect at the time of such conversion (subject to aggregation and the payment of cash in lieu of fractional shares as provided in Section 12 of this Certificate of Designations).

Section 8. Conversion Procedures. (a) On the Conversion Date or the Mandatory Conversion Date, as applicable, with respect to any share of Series A-1 Preferred Stock, certificates (or if (x) the holder shall so elect, (y) permitted by applicable law, including the Securities Act of 1933, and (z) the Company or its transfer agent already provides, for one or more other holders, for uncertificated book-entry shares of Class A Common Stock, then such uncertificated book-entry shares) representing the number of shares of Class A Common Stock into which the applicable shares of Series A-1 Preferred Stock are converted shall be promptly issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series A-1 Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company) to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder pursuant to Section 15(b).

(b) From and after the Conversion Date or the Mandatory Conversion Date, as applicable, the shares of Series A-1 Preferred Stock to be converted on such Conversion Date or the Mandatory Conversion Date, as applicable, will cease to be entitled to any dividends that may thereafter be declared on the Series A-1 Preferred Stock; such shares of Series A-1 Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive from the Company the Class A Common Stock upon conversion thereof and any dividends previously declared or otherwise accrued on the Series A-1 Preferred Stock but not paid) of the

Holder of such shares of Series A-1 Preferred Stock to be converted shall cease and terminate with respect to such shares. Prior to the Conversion Date or the Mandatory Conversion Date, as applicable, except as otherwise provided herein, Holders shall have no rights as owners of the Class A Common Stock (or other relevant capital stock or equity interest into which the Series A-1 Preferred Stock may then be convertible in accordance herewith) (including voting powers, and rights to receive any dividends or other distributions on the Class A Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A-1 Preferred Stock.

(c) Shares of Series A-1 Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for future issuance, but shall not be reissued as shares of Series A-1 Preferred Stock. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock but not below the aggregate number of shares of Series A-1 Preferred Stock then outstanding.

(d) The Person or Persons entitled to receive the Class A Common Stock and/or cash issuable upon conversion of Series A-1 Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or securities as of the Close of Business on the Conversion Date or the Mandatory Conversion Date, as applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock and/or cash to be issued or paid upon conversion of shares of Series A-1 Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(e) In the event that fewer than all of the shares of Series A-1 Preferred Stock held by any Holder are converted pursuant to Section 7(a), then a new certificate representing the unconverted shares of Series A-1 Preferred Stock shall be issued to such Holder concurrently with the issuance of the certificates (or book-entry shares) representing the applicable Class A Common Stock.

Section 9. Anti-Dilution Adjustments. (a) The Conversion Rate shall be subject to adjustment from time to time (successively and for each event described) in accordance with this Section 9. The term “Common Stock Outstanding” at any given time shall mean the number of shares of Class A Common Stock issued and outstanding at such time.

(b) If the Company, at any time or from time to time while any of the Series A-1 Preferred Stock is outstanding, shall (1) pay a dividend or make a distribution on its outstanding shares of Class A Common Stock in shares of its Class A Common Stock, (2) subdivide the then outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, or (3) combine the then outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock

(other than a dividend, distribution, subdivision or combination in connection with a transaction to which Section 10 applies), then the Conversion Rate in effect at the Close of Business on the Record Date for such dividend or distribution, or immediately preceding the effective time and date of such subdivision or combination shall be adjusted, effective at such time, so that the holder of each share of the Series A-1 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Class A Common Stock that such holder would have owned or been entitled to receive immediately following such action had such shares of Series A-1 Preferred Stock been converted immediately prior to such time.

If any dividend or distribution that is the subject of this Section 9(b) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors, or a duly authorized committee of the Board of Directors, publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. The Company will not pay any dividend or make any distribution on shares of Class A Common Stock held in treasury, if any.

(c) If the Company, at any time or from time to time while any of the Series A-1 Preferred Stock is outstanding, distributes to holders of all or substantially all of the Class A Common Stock any rights or warrants (other than a distribution of rights issued pursuant to a stockholders’ rights plan, to the extent such rights are attached to shares of Class A Common Stock (in which event the provisions of Section 9(h) shall apply), a dividend reinvestment plan or an issuance in connection with a transaction in which Section 10 applies) entitling them (for a period of not more than 60 calendar days from the issuance date of such distribution) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the Current Market Price of the Class A Common Stock on the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Rate shall be adjusted, effective as of the Close of Business on such Record Date for such distribution, based on the following formula:

CR' = CR0	X	OS0 + X
OS0 + Y

where

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such distribution;

CR'	=	the Conversion Rate in effect immediately following the Close of Business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock Outstanding at the Close of Business on the Record Date for such issuance;

X	=	the total number of shares of Class A Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of Class A Common Stock equal to (x) the aggregate price payable to exercise such rights or warrants divided by (y) the Current Market Price of the Class A Common Stock.

In the event that such rights or warrants described in this Section 9(c) are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors, or a duly authorized committee of the Board of Directors, publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that shares of Class A Common Stock are not delivered pursuant to such rights or warrants upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such rights or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors, or a duly authorized committee of the Board of Directors. For purposes of this Section 9(c), the number of shares of Common Stock Outstanding at the Close of Business on the Record Date for such issuance shall not include shares of Class A Common Stock held in treasury, if any. The Company will not issue any such rights or warrants in respect of shares of Class A Common Stock held in treasury, if any. If an adjustment to the Conversion Rate may be required pursuant to this Section 9(c), delivery of any additional shares of Class A Common Stock that may be deliverable upon conversion as a result of an adjustment required pursuant to this Section 9(c) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 9(c).

(d) If the Company, at any time or from time to time while any of the Series A-1 Preferred Stock is outstanding, shall, by dividend or otherwise, distribute to holders of all or substantially all of the Class A Common Stock shares of any class of capital stock of the Company, evidences of its indebtedness, assets, property or rights or warrants to acquire the Company’s capital stock or other securities, but excluding:

(i) any dividends or distributions as to which an adjustment under another subsection of Section 9 shall apply;

(ii) any dividends or distributions that are prohibited by Section 4(d);

(iii) any dividends or distributions in connection with a transaction to which Section 10 applies; and

(iv) any Spin-Offs to which the provision set forth below in this Section 9(d) shall apply,

(any such shares of capital stock, indebtedness, assets, property or rights or warrants to acquire Class A Common Stock or other securities, hereinafter in this Section 9(d) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted effective as of the Close of Business on the Record Date for such distribution, based on the following formula:

CR' =	CR0 X	SP0
SP0 – FMV

where

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such distribution;

CR'	=	the Conversion Rate in effect immediately following the Close of Business on the Record Date for such distribution;

SP0	=	the Current Market Price of the Class A Common Stock; and

FMV	=	(i) for cash dividends or distributions, the amount of cash distributed plus (ii) for other Distributed Property, the fair market value (as determined by the Board of Directors or a duly authorized committee thereof) on the Record Date for such distribution of such Distributed Property, in each case, applicable to one share of Class A Common Stock.

Notwithstanding the foregoing, if the then fair market value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Class A Common Stock is equal to or greater than SP0 as set forth above (a “Liquidating Distribution”), then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A-1 Preferred Stock on the date such Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A-1 Preferred Stock, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock then issuable upon the conversion of the Series A-1 Preferred Stock on the Record Date fixed for determination for shareholders entitled to receive such Liquidating Distribution. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 9(d) by reference to the actual or when issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Class A Common Stock for purposes of calculating SP0 in the formula in this Section 9(d). Notwithstanding the foregoing, where there has been a payment of a dividend or other distribution on the Class A Common Stock consisting of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”) that are, or when issued will be, traded or listed on the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any other U.S. national securities exchange or association, the Conversion Rate shall be adjusted, effective as of the Close of Business on the Trading Day immediately preceding the effective date of the Spin-Off, based on the following formula:

CR' = CR0	X	(FMV +MP0)
MP0

where

CR0	=	the Conversion Rate in effect at the Close of Business on the Trading Day immediately preceding the effective date of the Spin-Off;

CR'	=	the Conversion Rate in effect immediately following the Close of Business on the Trading Day immediately preceding the effective date of the Spin-Off;

FMV	=	the average of the Closing Prices of the capital stock or similar equity interest distributed to holders of Class A Common Stock applicable to one share of Class A Common Stock over the 10 consecutive Trading Day period beginning on, and including, the effective date of the Spin-Off; and

MP0	=	the average of the Closing Prices of the Class A Common Stock over the 10 consecutive Trading Day period beginning on, and including, the effective date of the Spin-Off.

If any dividend or distribution of the type described in this Section 9(d) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors, or a duly authorized committee of the Board of Directors, publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate is required under this Section 9(d), delivery of any additional shares of Class A Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 9(d) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 9(d).

(e) If the Company takes any action affecting the Class A Common Stock, other than an action described in Section 9(b) though 9(d), which upon a determination by the Board of Directors, in its sole discretion, such determination intended to be a “fact” for purposes of Section 151(a) of the General Corporation Law of the State of Delaware, would materially adversely affect the conversion rights of the holders of the Series A-1 Preferred Stock, the Conversion Ratio shall be increased, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.

(f) (i) All calculations under this Section 9 shall be made to the nearest 1/100,000 of a share of Class A Common Stock per share of Series A-1 Preferred Stock. No adjustment in the Conversion Rate is required if the amount of such adjustment would be less than 1%; provided, however, that any such adjustment not required to be made pursuant to this Section 9(f)(i) will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than 1% that has not been made will be made upon (x) any Conversion Date or Mandatory Conversion Date, or (y) the date of any Change of Control.

(ii) No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A-1 Preferred Stock, without having to convert the Series A-1 Preferred Stock, as if they held the full number of shares of Class A Common Stock into which a share of the Series A-1 Preferred Stock may then be converted.

(iii) Notwithstanding the foregoing, the Conversion Rate shall not be adjusted:

(A) upon the issuance of any shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Class A Common Stock under any such plan;

(B) upon the issuance of any shares of Class A Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, agreement or program of or assumed by the Company or any of its subsidiaries;

(C) upon the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series A-1 Preferred Stock were first issued;

(D) for a change in the par value of Class A Common Stock; or

(E) for accrued and unpaid dividends on the Series A-1 Preferred Stock.

(g) Whenever the Conversion Rate is to be adjusted in accordance with Section 9, the Company shall: (i) compute the Conversion Rate in accordance with Section 9, taking into account Section 9(f)(i) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 9, taking into account Section 9(f)(i) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 9 hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

(h) Rights Plans. If the Company has a rights plan in effect with respect to the Class A Common Stock on the Conversion Date, upon conversion of any shares of the Series A-1 Preferred Stock, Holders of such shares will receive, in addition to the shares of Class A Common Stock, the rights under the rights plan relating to such Class A Common Stock, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Class A Common Stock (the first of events to occur being the “Trigger Event”), in either of which cases the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Class A Common

Stock as described in Section 9(c) (without giving effect to the 60 day limit on the exercisability of rights and warrants ordinarily subject to such Section 9(c)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Class A Common Stock, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued the shares of Class A Common Stock issued upon such exchange as a dividend or distribution of shares of Class A Common Stock subject to Section 9(b).

Section 10. Reorganization Events. (a) In the event that there occurs:

(i) any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Class A Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

(iii) any reclassification, recapitalization, or reorganization of the Class A Common Stock into securities including securities other than the Class A Common Stock; or

(iv) any statutory exchange of the outstanding shares of Class A Common Stock for securities of another Person (other than in connection with a consolidation, merger or other business combination);

(any such event specified in this Section 10(a), a “Reorganization Event”); each share of Series A-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders thereof and subject to Section 10(f), remain outstanding but shall become convertible, at the option of the Holders into the kind of securities, cash and other property receivable in such Reorganization Event by a holder (other than the counterparty to the Reorganization Event or an Affiliate of such other party) of the number of shares of Class A Common Stock into which each share of Series A-1 Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”) (without interest on such Exchange Property).

(b) In the event that holders of the shares of Class A Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be the types and amounts of consideration received by a majority of the holders of the shares of Class A Common Stock that make an affirmative election; provided, however, that, to the extent the applicable transaction agreement provides for adjustments to such elected types and amounts of consideration that are generally applicable to holders of Class A Common Stock making such elections, the types and amounts of consideration to be received by the holder of shares of Series A-1 Preferred Stock will be subject to such adjustments on an as-converted basis.

(c) The above provisions of this Section 10 shall similarly apply to successive Reorganization Events. If the provisions of Section 9 apply to any event or occurrence then this Section 10 will not apply.

(d) The Company (or any successor) shall, within 10 days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

(e) The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A-1 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 10.

(f) Change of Control Sale. In the event of a Change of Control, each Holder of outstanding shares of Series A-1 Preferred Stock shall have the option, during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is 20 Business Days after the later of (x) receipt of written notice contemplated by Section 10(f)(ii) and (y) the Change of Control Effective Date, to require the Company to purchase, out of funds legally available therefor, all or any portion of its shares of Series A-1 Preferred Stock at a purchase price per share, payable in cash, equal to the Liquidation Preference, together with an amount equal to all dividends, if any, that have been declared or otherwise accrued but not paid on the shares of Series A-1 Preferred Stock prior to or on the effective date of the sale pursuant to this Section 10(f) (including any accumulation in respect of dividends that have not been declared prior to or on such date) (a “Change of Control Sale”).

(i) Initial Change of Control Notice. On or before the 20th Business Day prior to the date on which the Company anticipates consummating the Change of Control (or, if later, promptly after the Company discovers that the Change of Control will occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company. Such notice shall contain:

(x) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed); and

(y) the date, which shall be no less than 20 Business Days after the anticipated Change of Control Effective Date, by which the Change of Control Sale option must be exercised (subject to delivery of the notice contemplated by clause (ii) below).

(ii) Final Change of Control Notice. On the Change of Control Effective Date, a final written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company. Such notice shall contain:

(x) the date, which shall be no less than 20 Business Days after the Change of Control Effective Date, by which the Change of Control Sale option must be exercised;

(y) the amount of cash payable per share of Series A-1 Preferred Stock in accordance with this Section 10(f) and the purchase date for such shares, which shall be no greater than 10 Business Days from the date by which the Change of Control Sale option must be exercised (which date will be the effective date of such Change of Control Sale if such option is exercised); and

(z) the instructions (consistent with this Section 10(f)) a Holder must follow to exercise its Change of Control Sale option in connection with such Change of Control.

(iii) Change of Control Sale Procedure. To exercise a Change of Control Sale option, a Holder must, no later than 5:00 p.m., New York City time, on the date by which such option must be exercised, surrender to the Company the certificates representing the shares of Series A-1 Preferred Stock to be sold (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company) and indicate that it is exercising its Change of Control Sale option, as applicable.

(iv) Delivery upon Change of Control Sale. Upon a Change of Control Sale, the Company shall deliver or cause to be delivered to the Holder by mail or wire transfer the purchase price payable upon the purchase by the Company of such Holder’s shares of Series A-1 Preferred Stock.

(v) Insufficient Legally Available Funds. If on the date on which the Change of Control Sale is otherwise to occur in accordance with this Section 10(f), the Company does not have sufficient legally available funds to purchase all shares of Series A-1 Preferred Stock surrendered in connection with such Change of Control Sale in accordance with this Section 10(f), then the Company shall purchase the maximum number of shares of Series A-1 Preferred Stock that may be purchased with such legally available funds, on a pro rata basis and, except to the extent a holder withdraws its exercise of the Change of Control Sale option with respect to unpurchased shares, shall redeem any remaining shares as soon as it has any additional legally available funds. Notwithstanding the foregoing, if the

Company does not have legally available funds that are available to purchase all shares of Series A-1 Preferred Stock that holders have elected to be purchased, or otherwise fails to comply with any provisions of this Section 10(f), the Dividend Rate shall increase one percent (1%) per annum (0.25% per quarter) for each Dividend Period that commences after the then-current Dividend Period with respect to any shares of Series A-1 Preferred Stock that remain outstanding, and the applicable Change of Control Sale price for any share of Series A-1 Preferred Stock redeemed thereafter shall reflect such greater accrual of dividends through the date on which the Company pays the applicable Change of Control Sale price with respect thereto.

(vi) Partial Change of Control Sale. If a portion, but less than all, of the shares of Series A-1 Preferred Stock held by any Holder are purchased in accordance with this Section 10(f) on any particular date, the Company shall promptly thereafter issue to such Holder a new certificate representing the remaining share of Series A-1 Preferred Stock held by such Holder.

Section 11. Voting Powers. (a) In addition to the other voting powers and consent rights set forth in this Certificate of Designations, including this Section 11 and as otherwise provided by law, the Holders shall be entitled to (i) vote with the holders of the Class A Common Stock on all matters submitted for a vote of holders of Class A Common Stock, subject to the terms of the Investment Agreement, including Section 4.5(c) thereof, (ii) when voting with the Class A Common Stock a number of votes equal to the number of shares of Class A Common Stock into which all shares of Series A-1 Preferred Stock held by such Holder are then convertible at the time of the record date for the determination of the holders of Class A Common Stock entitled to vote on the matter in question and (iii) notice of all stockholders’ meetings in accordance with the Certificate of Incorporation and By-laws of the Company, and applicable law or regulation or stock exchange rule, as if the Holders of Series A-1 Preferred Stock were holders of Class A Common Stock.

(b) At any time, and from time to time, that at least (i) 175,000 shares of Series A-1 Preferred Stock (as adjusted to reflect any stock split, combination, reclassification, recapitalization or similar transaction) are outstanding or (ii) shares of Series A-1 Preferred Stock representing, on an as-converted basis, at least 10% of the total number of shares of Class A Common Stock and Class B Common Stock outstanding, the Holders of a majority of the then outstanding shares of Series A-1 Preferred Stock shall have the exclusive right, voting separately as a class, to (A) appoint and elect one director to the Board of Directors (such director, herein referred to as a “Series A-1 Director”), subject to the Series A-1 Director satisfying all requirements regarding service as a director of the Company under applicable law or stock exchange rule regarding service as a director of the Company and such other reasonable criteria and qualifications required to be satisfied pursuant to the Investment Agreement for service as a director applicable to all directors of the Company and (B) appoint one non-voting observer to the Board of Directors, subject to such observer satisfying all requirements regarding service as a board observer of the Company under applicable law or stock exchange rule regarding service as a board observer of the Company and such other reasonable criteria and qualifications for service as a board observer required to be satisfied pursuant to the Investment Agreement and applicable to all directors or board observers of the Company. In connection with any annual or special meeting of stockholders of the Company (or any action by written consent in lieu of a meeting) (x) at (or, in the case of a written consent, by) which directors of the class to which the Series A-1 Director is initially elected are to be elected, or (y) if fewer than the Specified Number of Series A-1 Directors are then serving on the Board of Directors, then the Holders of the Series A-1 Preferred Stock shall be entitled to elect such number of Series A-1 Directors as specified by this Section 11(b) based on the number of shares of Series A-1 Preferred Stock outstanding on the record date for such meeting (or written consent) (the “Specified Number”). For the avoidance of doubt, the right of the Series A-1 Preferred Stock to vote for the election of the Series A-1 Directors shall be in addition to the right of the Series A-1 Preferred Stock to vote together with the holders of Common Stock for the election of the other members of the Board of Directors, subject to the Investment Agreement, including Section 4.5(c) thereof.

(c) Each Series A-1 Director so elected shall serve until his or her successor is elected and qualified or his or her earlier resignation or removal; any vacancy or newly created directorship in the position of any of the Series A-1 Directors may be filled only by the Holders of a majority of the then outstanding shares of Series A-1 Preferred Stock; and the Series A-1 Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock, at a special meeting called for such purpose or by written consent of such holders, and any vacancy created by such removal may also be filled by such holders at such meeting or by such consent. Notwithstanding the foregoing, at such time as neither of the thresholds set forth in Section 11(b) are satisfied, the Holders’ right to appoint and elect a Series A-1 Director and appoint a board observer shall terminate; provided that (i) the term of office of the Series A-1 Director and the board observer shall continue until the next meeting of stockholders at which directors (regardless of whether the class of directors which included Series A-1 Director would otherwise be up for election at such meeting) are to be elected (or the earlier resignation, removal or death of such Series A-1 Director and board observer) at which point such Series A-1 Director and board observer shall resign, and (ii) any such vacancy which would not be filled by a Series A-1 Director at such meeting may be filled prior to or at such meeting by the Board of Directors or the stockholders of the Company generally, and not by the Holders of Series A-1 Preferred Stock voting as a separate class, in accordance with the Certificate of Incorporation, the By-Laws and applicable law; provided, however, that nothing in this Section 11(c) shall modify the rights of any holders of Preferred Stock or Common Stock under the Investment Agreement and, to the extent the Purchaser Representative continues to be permitted to designate directors or observers under the Investment Agreement, such directors shall not be required to resign and the term of office for the applicable directors and observer shall continue, subject to any subsequent requirements (or other terms and conditions) under the Investment Agreement. The Company and the Board of Directors shall take any and all actions within their respective power to ensure compliance with the terms of this Section 11.

(d) Each holder of Series A-1 Preferred Stock will have one vote per share on any matter on which Holders of Series A-1 Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

Section 12. Fractional Shares. (a) No fractional shares of Class A Common Stock will be issued as a result of any conversion of shares of Series A-1 Preferred Stock.

(b) In lieu of any fractional share of Class A Common Stock otherwise issuable in respect of any conversion pursuant to Section 7 hereof, the Company shall pay (concurrently with the issuance of the shares of Class A Common Stock) an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Class A Common Stock determined as of the second Trading Day immediately preceding the Conversion Date.

(c) If more than one share of the Series A-1 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A-1 Preferred Stock so surrendered.

Section 13. Reservation of Common Stock. (a) The Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock or shares of Class A Common Stock acquired by the Company and not retired, solely for issuance upon the conversion of shares of Series A-1 Preferred Stock as provided in this Certificate of Designations, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A-1 Preferred Stock then outstanding. The Company shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Class A Common Stock issuable upon conversion of shares of Series A-1 Preferred Stock will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable. For purposes of this Section 13, the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A-1 Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A-1 Preferred Stock, as herein provided, shares of Class A Common Stock acquired and not retired by the Company (in lieu of the issuance of authorized and unissued shares of Class A Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Class A Common Stock delivered upon conversion of the Series A-1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

Section 14. Replacement Certificates. The Company shall replace any mutilated Series A-1 Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Company.

Section 15. Miscellaneous. (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at 66 Field Point Road, Greenwich, CT 06830 or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A-1 Preferred Stock or shares of Class A Common Stock or other securities issued on account of Series A-1 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A-1 Preferred Stock or Class A Common Stock or other securities in a name other than that in which the shares of Series A-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not payable.

(c) No share of Series A-1 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted; provided, however, that the Investment Agreement provides the Holder of the Series A-1 Preferred Stock with a participation right in the case of any issuance of new equity securities by the Company, subject to and in accordance with the terms and conditions set forth therein.

(d) The shares of Series A-1 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law or the Investment Agreement.

IN WITNESS WHEREOF, GENESEE & WYOMING INC. has caused this Certificate of Designations to be signed by its authorized corporate officer this 28th day of September, 2012.

GENESEE & WYOMING INC.

By:	/s/Allison M. Fergus
Name: Allison M. Fergus
Title: General Counsel & Secretary